Filed Pursuant to Rule 433 Registration No. 333-86712
Sinclair Broadcast Group, Inc. $300,000,000 Convertible Senior Notes due 2027

Security Information			Call Schedule
Company name	Sinclair Broadcast Group, Inc.		First call date		Call Price
Security	Convertible Senior Notes		5/20/2010		100%
Registration format	Registered
CUSIP	829226AW9		Put Schedule
ISIN	US829226AW93		Put schedule		Put Price
Ranking	Senior Unsecured		5/15/2010		100%
Common stock ticker	Nasdaq: “SBGI”		5/15/2017		100%
			5/15/2022		100%

Size			Underwriters’ Economic Breakdown		Economics
	Bonds	Deal size	Joint Book-Running Managers	Deutsche Bank	50.00%
Base deal	300,000	$300,000,000		UBS	25.00%
Underwriters’ option	45,000	$45,000,000
Total	345,000	$345,000,000	Co-managers	JP Morgan	15.00%
				Wachovia	10.00%
Terms
Par amount per bond		$1,000	Underwriting discount and commissions		$17.50
Coupon		3.00%
Conversion premium		33.3%	Selling concessions		$10.50
Closing stock price		$15.33	Management fee		$3.50
Initial conversion price		$20.43	Underwriting fee		$3.50
Initial conversion rate (approximate)		48.9476

Dates
Trade Date		05/03/07	The issuer has filed a registration statement (including a prospectus) with the SEC for
Settlement Date		05/10/07	the offering to which this communication relates. Before you invest, you should read
Maturity		20 Years	the prospectus in that registration statement and other documents the issuer has filed
Maturity Date		05/15/27	with the SEC for more complete information about the issuer and this offering. You
Coupon Payment Dates		05/15, 11/15	may get these documents for free by visiting EDGAR on the SEC Web site at
First Coupon Date		11/15/07	www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in
			the offering will arrange to send you the prospectus if you request it by calling toll-free
			1-800-503-4611.

Adjustment to Conversion Rate upon Conversion upon Fundamental Change

Assumptions
Stock price at issue	$15.33	Adjustment to Shares Delivered Upon Conversion Upon a Fundamental Change in Control
Conversion premium	33.3%	The terms of the note with respect to such provision included in the preliminary prospectus supplement dated
Conversion price	$20.43	May 2, 2007 are amended in that the first sentence in the second paragraph in the heading listed above shall
Face value	$1,000.00	read “A fundamental change in control is any fundamental change included in the first, third, or fifth bullet of
Approximate conversion rate	48.9476	the definition of that term below under”-Repurchase of Notes at Your Option Upon a Fundamental Change”.

Share price
Effective Date	$15.33	$16.00	$17.00	$18.00	$19.00	$20.00	$21.00	$22.00	$23.00	$24.00	$25.00	$27.50	$30.00	$35.00
05/02/07	16.28	14.42	12.04	10.04	8.35	6.93	5.72	4.70	3.83	3.10	2.48	1.33	0.60	0.00
11/15/07	16.27	14.36	11.91	9.86	8.14	6.70	5.48	4.46	3.60	2.88	2.28	1.17	0.48	0.00
05/15/08	16.20	14.23	11.71	9.61	7.85	6.39	5.17	4.15	3.30	2.60	2.01	0.96	0.35	0.00
11/15/08	16.05	14.00	11.37	9.21	7.41	5.93	4.70	3.70	2.87	2.20	1.65	0.70	0.19	0.00
05/15/09	15.84	13.67	10.89	8.62	6.77	5.25	4.03	3.05	2.26	1.64	1.15	0.37	0.04	0.00
11/15/09	15.74	13.34	10.26	7.78	5.78	4.20	2.98	2.05	1.35	0.84	0.49	0.04	0.00	0.00
05/15/10	16.28	13.56	9.88	6.61	3.70	1.26	0.15	0.00	0.00	0.00	0.00	0.00	0.00	0.00